Exhibit 10.3

Datadog, Inc.
    620 8th Ave, 45th Fl
New York, NY 10018
www.datadoghq.com

December 18, 2016
Mr. Dan Fougere

Dear Dan:
Datadog, Inc. (the “Company”) is pleased to offer you a consulting services relationship, and subsequent full-time employment, on the terms set forth in this letter agreement (this “Agreement”):
1.Consulting. You will provide financial and business consulting and advisory services to the Company (the “Consulting Engagement”). The Consulting Engagement will begin immediately and, unless terminated sooner pursuant to paragraph 1(a)(i), end upon your commencing full-time employment as contemplated in paragraph 2 below.
a.You acknowledge and agree that (i) either you or the Company is free to terminate the Consulting Engagement at any time upon notice to the other and (ii) you will be an independent contractor, not an employee, of the Company during the Consulting Engagement. Accordingly, you have no authority (and shall not hold yourself out as having authority) to bind the Company and shall not make any agreements or representations on the Company's behalf in the course of the Consulting Engagement.
b.Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted a nonstatutory stock option to purchase up to 232,537 shares of the Company’s Common Stock (the “Time-Based Option”). The exercise price per share of the Time-Based Option will be determined by the Board. The Time-Based Option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Equity Incentive Plan (the “Equity Plan”), as described in the Equity Plan and the Company’s form of nonstatutory stock option grant agreement (the “Specimen Agreement”). You will vest in 25% of the Time-Based Option shares on the 12-month anniversary of the date you commence FT Employment, assuming continuous service through that date, and the balance will vest in equal monthly installments over the next 36 months of continuous service. In addition, as detailed in the stock option notice of the Specimen Agreement, you will be eligible for “double-trigger” acceleration of the Time-Based Option in the event of a change of control of the Company. The grant of the Time-Based Option will be the sole consideration due or payable to you under the Consulting Engagement.

c.Without limiting the terms of the Specimen Agreement, you acknowledge and agree that Sections 4 and 5 of the Specimen Agreement (relating to covenants of confidentiality, nonsolicitation and assignment of certain rights) are expressly incorporated into this letter by reference. Those provisions are in addition to, and not in lieu of, the obligations under the Proprietary Information and Inventions Agreement (“PIIA”) that must be executed in connection with FT Employment as noted in paragraph 7.
d.Without limiting any representations or agreements subsequently made in the PIIA, you represent and warrant to the Company that: (i) you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement and (ii) your entering into this Agreement with the Company and your performance under the Consulting Engagement do not and will not conflict with or result in any breach or default under any other agreement or duties to which you are subject (including without limitation any duty to any current or prior employer). You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from your breach of the foregoing.
2.Employment. Commencing on February 1, 2017, or such other date mutually agreeable to you and the Company, you will commence full-time employment with the Company (“FT Employment”). Your initial title will be Chief Revenue Officer, and you will report to the Company’s CEO. Your principal place of employment shall be the Company’s corporate headquarters in New York City, subject to business travel as needed to properly fulfill your employment duties and responsibilities. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
3.Cash Compensation. Commencing with FT Employment, the Company will pay you a starting base salary at the rate of $300,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll schedule. In addition, during FT Employment, you will be eligible for an annual bonus under the terms of a cash incentive plan of up to 100% of your Base Salary (the “Bonus Plan”) for achievement of 100% of your Bonus Plan target. The performance criteria under the Bonus Plan shall be established by the CEO in consultation with you and the Board (or the compensation committee of the Board). To be eligible for payment of any annual bonus under the Bonus Plan, you must be in FT Employment on December 31 of the year with regard to which the annual bonus is applicable and must be employed on the date the annual bonus is paid.
4.Additional Option. Subject to Board approval following FT Employment, you will be granted a second option to purchase up to 23,254 shares of the Company’s Common Stock (the “Event-Based Option”) under the Equity Plan. The Event-Based Option exercise price per share will be determined by the Board and based on Board-approved performance targets.

5.Employee Benefits. As a regular employee of the Company after commencing FT Employment, you will be eligible to participate in a number of Company-sponsored benefits.
6.Commencement Bonus and Relocation Assistance.
(a)Upon commencement of FT Employment, the Company will pay you a one-time bonus of $150,000 (the “Start Bonus”), less Relocation Assistance under paragraph 6(b).
(b)In connection with FT Employment, you will be eligible for relocation assistance of up to the amount of the Start Bonus in the form of reimbursement to you of documented relocation expenses associated with your relocation to a primary residence within a reasonable daily commute of the Company’s New York headquarters (the “Relocation Assistance”). Irrespective of whether you use any portion of the Relocation Assistance, you understand that you are expected to relocate no later than the end of July 2017.
(c)You acknowledge that if your employment ends before the 18-month anniversary of the date you commence FT Employment, you agree to re-pay to the Company a pro-rata portion of the Start Bonus and Relocation Assistance within 10 business days after the termination of your employment.
7.Contingencies. In connection with FT Employment, like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard PIIA, a copy of which is attached hereto as Exhibit A. In addition, the offer of FT Employment is contingent upon: (a) verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of FT Employment and (b) satisfactory completion of a background investigation.
8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
9.Tax Matters.
(a)Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions as required by law. You acknowledge, however, that prior to FT Employment, the Company will not be responsible for withholding any federal, state, or local taxes, making any insurance contributions (including for unemployment or disability), or obtaining worker's compensation insurance on your behalf. You shall be responsible for all such taxes or contributions, including penalties and interest.
(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.
10.Investment Representations. In relation to the Time-Based Option, you represent and warrant to the Company that: (i) by reason of your business and financial experience, you have the capacity to protect your own interests with respect to the grant, (ii) you are acquiring the Time-Based Option for your own account and not with a view to or for sale in connection with any distribution of the Time-Based Option or underlying shares and (iii) you are an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended) for one more of the following reasons:
(a)you have an individual net worth, or a joint net worth with your spouse, in excess of $1,000,000, excluding the value of the primary residence of such person (for purposes of this provision, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities) OR
(b)you had an individual income in excess of $200,000 in each of the two most recent years, or a joint income with your spouse in excess of $300,000 in each of those years, and have a reasonable expectation of reaching the same income level in the current year.
11.Interpretation, Amendment and Enforcement. This Agreement, together with the documents referenced herein, constitutes the complete agreement between you and the Company, contains all of the terms of your Consulting Engagement and any subsequent FT Employment with the Company and supersedes any prior agreements, representations or understandings (whether written oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any dispute.
* * * * *
If you are in agreement with the foregoing, please sign where indicated below. You must return an executed copy of this Agreement within five days of the date first set forth above. If you fail to do so, this Agreement may be rendered null and void in Company’s discretion.

Very truly yours,
Datadog, Inc.
By:   /s/ Olivier Pomel
Olivier Pomel
Chief Executive Officer
I acknowledge receipt of, and agree to the terms of, this Agreement (including salary and pay rate and day information with respect to FT Employment). I advised Datadog that my primary language is English, and was given this letter in English because it is my primary language.
/s/ Dan Fougere     Date:     12.18.2016 5:37 PM EST
Dan Fougere